SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):    February 29, 2012

ORGANOVO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-169928	27-1488943
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5871 Oberlin Drive, Suite 150, San Diego, CA		92121
(Address of principal executive offices)		(Zip Code)

(858) 550-9994
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.    Unregistered Sales of Equity Securities.

As previously announced, on February 8, 2012 we held the first closing (the “Initial Closing”) of a private offering (the “Offering”) of up to 8,000,000 units of our securities (“Units”), at a price of $1.00 per Unit, with the ability to increase the Offering to an aggregate of up to 16,000,000 Units, in the mutual discretion of the Placement Agent for the Offering and us. The Initial Closing was conducted simultaneously with the completion of our merger with Organovo, Inc. (“Organovo”).

At the Initial Closing we issued 6,525,887 Units to qualified accredited investors, for total gross proceeds of approximately $6,525,887 (which included the conversion of $1,500,000 of principal and $25,379 of accrued interest on convertible bridge promissory notes issued by Organovo).  Each Unit consisted of one share of our common stock, par value $0.001 per share (“Common Stock”), and a warrant to purchase one share of Common Stock. The warrants (the “Investor Warrants”) are exercisable for a period of five years at an exercise price of $1.00 per share of Common Stock. We may call the Investor Warrants at any time our Common Stock trades above $2.50 for 20 consecutive days following the effectiveness of the Registration Statement covering the resale of the underlying Investor Warrant shares. The Investor Warrants can only be called if a Registration Statement registering the shares underlying the Investor Warrants is in effect at the time of the call.

On February 29, 2012 we held the second closing (the “Second Closing”) of the Offering, at which we issued an additional 1,806,100 Units, for total gross proceeds of $1,806,100.

We paid the Placement Agent a commission of 10% of the funds raised at the Second Closing. In addition, the Placement Agent received a non-accountable expense allowance equal to 3% of the proceeds raised at the Second Closing as well as warrants to purchase a number of shares of Common Stock equal to 20% of the shares underlying the Units sold to investors at the Second Closing. As a result of the foregoing arrangement, at the Second Closing, the Placement Agent was paid commissions and expenses of $234,793 and was issued warrants to purchase 722,400 shares of Common Stock at an exercise price of $1.00 per share based on the number of Units purchased at the Second Closing.

The sale of Units (including the Common Stock, the Investor Warrants and the Common Stock underlying the Investor Warrants) in the Offering was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D as promulgated by the Securities and Exchange Commission. In the Offering, no general solicitation was made by us or any person acting on our behalf. The Units were sold pursuant to transfer restrictions and the certificates for shares of Common Stock and Investor Warrants underlying the Units sold in the Offering contain appropriate legends stating that such securities are not registered under the Securities Act and may not be offered or sold absent registration or an exemption from registration.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Following the completion of the merger with Organovo, our Board of Directors retained a compensation consultant to assist it in evaluating and setting the compensation of our executive officers, including our chief executive officer, Keith Murphy.  The Board has not yet received a report from its compensation consultant.  However, it was a condition to the Second Closing that we had in effect an employment agreement with Mr. Murphy.  Accordingly, effective February 28, 2012, we entered into an Executive Employment Agreement (the “Agreement”) with Mr. Murphy.  Pursuant to the Agreement, Organovo retained Mr. Murphy to serve as its Chief Executive Officer for a term of one year at a base salary of $302,500 per year.  Mr. Murphy will be eligible to participate in our annual bonus plan and any other incentive compensation plans established for senior executives by our Board of Directors and /or our Compensation Committee from time to time.  Mr. Murphy will also be entitled to participate in our equity incentive award plans, as determined by our Board and/or our Compensation Committee.  Following receipt of the report of its compensation consultant, the Board anticipates negotiating an amendment to the Agreement to address Mr. Murphy’s short and long-term incentive compensation and other provisions customarily included in an executive officer employment agreement for an executive officer of a publicly-held biotechnology company.

This summary does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

The exhibit listed in the Exhibit Index below is filed with this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGANOVO HOLDINGS, INC.

Date: March 1, 2012	By: /s/ Keith Murphy
Name: Keith Murphy
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement, effective as of February 28, 2012, by and between Organovo, Inc. and Mr. Keith Murphy.*

*  Designates management contract and compensation plan.